Exhibit (i)(1)


Kirkpatrick & Lockhart llp  1800 Massachusetts Avenue, NW
                            Second Floor
                            Washington, DC 20036-1800
                            202.778.9000
                            www.kl.com

June 16, 2000

Fidelity Summer Street Trust
82 Devonshire Street
Boston, Massachusetts 02109

Ladies and Gentlemen:

 You have requested our opinion, as counsel to Fidelity Summer Street Trust (the "Trust"), as to certain matters regarding the issuance of Shares of the Trust. As used in this letter, the term "Shares" mean the shares of beneficial interest of Fidelity Capital & Income Fund, a series of the Trust.

 As such counsel, we have examined certified or other copies, believed by us to be genuine, of the Trust's Trust Instrument and by-laws and such resolutions and minutes of meetings of the Trust's Board of Trustees as we have deemed relevant to our opinion, as set forth herein. Our opinion is limited to the laws and facts in existence on the date hereof, and it is further limited to the laws (other than the conflict of law rules) in the State of Delaware that in our experience are normally applicable to the issuance of shares by unincorporated voluntary associations and to the Securities Act of 1933 ("1933 Act"), the Investment Company Act of 1940 ("1940 Act") and the regulations of the Securities and Exchange Commission ("SEC") thereunder. Furthermore, in giving this opinion, we have relied upon an opinion, dated June 24, 1997, of Arthur S. Loring, then general counsel to Fidelity Management & Research Company.

 Based on present laws and facts and, in reliance upon the above-referenced opinion of Arthur S. Loring, we are of the opinion that the issuance of the Shares has been duly authorized by the Trust and that, when sold in accordance with the terms contemplated by Post-Effective Amendment No. 59 to the Trust's Registration Statement on Form N-1A and each subsequent Post-Effective Amendment ("PEA") to said registration statement, including receipt by the Trust of full payment for the Shares and compliance with the 1933 Act and the 1940 Act and applicable state law regulating the offer and sale of securities, the Shares will have been validly issued, fully paid and non-assessable.

 The Trust is a business trust established pursuant to the Delaware Business Trust Act ("Delaware Act"). The Delaware Act provides that a shareholder of the Trust is entitled to the same limitation of personal liability extended to shareholders of for-profit corporations. To the extent that the Trust or any of its shareholders become subject to the jurisdiction of courts in states that do not have statutory or other authority limiting the liability of business trust shareholders, such courts might not apply the Delaware Act and could subject Trust shareholders to liability.

 To guard against this risk, the Trust's Trust Instrument provides that the Trustees shall have no power to bind any shareholder personally or to call upon any shareholder for the payment of any sum of money or assessment whatsoever other than such as the shareholder may at any time personally agree to pay by way of subscription for any shares or otherwise. The Trust Instrument also requires that every note, bond, contract or other undertaking issued by or on behalf of the Trust or the Trustees relating to the Trust or to a series shall include a recitation limiting the obligation represented thereby to the Trust or to one or more series and its or their assets (although the omission of such a recitation shall not operate to bind any shareholder of the Trust). Furthermore, the Trust Instrument provides that: (i) in case any shareholder or former shareholder of any series shall be held to be personally liable solely by reason of his being or having been a shareholder of such series and not because of his acts or omissions or for some other reason, the shareholder or former shareholder shall be entitled out of the assets belonging to the applicable series to be held harmless from and indemnified against all loss and expense arising from such liability; and (ii) the Trust, on behalf of the affected series, shall, upon request by the shareholder, assume the defense of any claim made against the shareholder for any act or obligation of the series and satisfy any judgment thereon from the assets of the series.

 We hereby consent to this opinion accompanying or being incorporated by reference in the PEA when it is filed with the SEC.

      Very truly yours,

      KIRKPATRICK & LOCKHART LLP
      /s/Kirkpatrick & Lockhart LLP